EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 28, 1996

                                  BY AND AMONG

                     MAGICWORKS ENTERTAINMENT INCORPORATED,

                            MT ACQUISITION SUB, INC.,

                          MOVIETIME ENTERTAINMENT, INC.

                                       AND

                                THE SHAREHOLDERS

                                       OF

                          MOVIETIME ENTERTAINMENT, INC.
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                                TABLE OF CONTENTS


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ARTICLE I - THE MERGER.....................................................................  1
        1.1    Merger and Surviving Corporation............................................  1
        1.2    Closing.....................................................................  2
        1.3    Effective Time..............................................................  2
        1.4    Subsequent Actions..........................................................  2

ARTICLE II - ARTICLES OF INCORPORATION AND BY-LAWS
                               OF THE SURVIVING CORPORATION................................  2
        2.1    Articles of Incorporation...................................................  2
        2.2    The By-laws.................................................................  3

ARTICLE III - OFFICERS AND DIRECTORS OF THE SURVIVING
                                CORPORATION................................................  3
        3.1    Officers and Directors......................................................  3

ARTICLE IV - CONVERSION OR CANCELLATION OF SHARES IN THE
                                MERGER.....................................................  3
        4.1    Conversion or Cancellation of Shares........................................  3
        4.2    Shares of the Constituent and Surviving Corporations........................  4

ARTICLE V - REPRESENTATIONS AND WARRANTIES.................................................  4
        5.1    Representations and Warranties of the Company and the Original
               Shareholders................................................................  4
               (a)    Existence and Good Standing..........................................  4
               (b)    Authority............................................................  4
               (c)    Capital Stock........................................................  5
               (d)    Compliance...........................................................  5
               (e)    Financial Information................................................  5
               (f)    Absence of Events, Defaults and Agreements...........................  5
               (g)    Guaranties...........................................................  6
               (h)    Title to Assets, Encumbrances, Etc...................................  6
               (i)    Sales Contracts and Other Agreements.................................  6
        5.2    Representations and Warranties of the Shareholders..........................  7
               (a)    Ownership of Stock; Authorization....................................  7
               (b)    Compliance...........................................................  7
               (c)    Investment...........................................................  7


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        5.3    Representations and Warranties of Parent and Merger Sub.....................  8
               (a)    Existence and Good Standing of Merger Sub; Power and
                      Authority............................................................  8
               (b)    Existence and Good Standing of Parent; Power and Authority;
                      Common Stock.........................................................  9
               (c)    Compliance...........................................................  9
               (d)    Memorandum...........................................................  9

ARTICLE VI - CONDITIONS....................................................................  9
        6.1    Conditions to Obligations of Parent and Merger Sub..........................  9
               (a)    Good Standing and Other Certificates................................. 10
               (b)    Truth of Representations and Warranties.............................. 10
               (c)    Performance of Agreements............................................ 10
               (d)    No Litigation Threatened............................................. 10
               (e)    Assignment of Certain Agreements..................................... 10
               (f)    Termination of Shareholders Agreement................................ 10
               (g)    General Releases..................................................... 10
               (h)    Proceedings.......................................................... 10
               (i)    Articles of Merger................................................... 11
        6.2    Conditions to Obligations of the Company and the Shareholders............... 11
               (a)    Good Standing Certificates........................................... 11
               (b)    Truth of Representations and Warranties.............................. 11
               (c)    Performance of Agreements............................................ 11
               (d)    Proceedings.......................................................... 11
               (e)    General Releases..................................................... 11
               (f)    Parent Guarantee..................................................... 11
               (g)    Payment of Advances.................................................. 12
               (h)    Payment of Certain Expenses.......................................... 12
               (i)    Articles of Merger................................................... 12

ARTICLE VII - CONDUCT OF BUSINESS; EXCLUSIVE DEALING;
                                 NON-COMPETITION AND NON-INTERFERENCE...................... 12
        7.1    Conduct of Business of the Company.......................................... 12
        7.2    Exclusive Dealing........................................................... 12

ARTICLE VIII - SURVIVAL OF REPRESENTATIONS; INDEMNITY;
                                 SET-OFF................................................... 13
        8.1    Survival of Representations................................................. 13
        8.2    Indemnification............................................................. 13
        8.3    Method of Asserting Claims.................................................. 14
        8.4    Payment..................................................................... 16


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ARTICLE IX - MISCELLANEOUS AND GENERAL .................................................... 16
        9.1    Expenses.................................................................... 16
        9.2    Governing Law............................................................... 16
        9.3    Jurisdiction; Agents for Service of Process................................. 16
        9.4    Captions.................................................................... 17
        9.5    Publicity................................................................... 17
        9.6    Notices..................................................................... 17
        9.7    Parties in Interest......................................................... 17
        9.8    Counterparts................................................................ 17
        9.9    Entire Agreement............................................................ 17
        9.10   Amendments.................................................................. 18
        9.11   Severability................................................................ 18
        9.12   Third Party Beneficiaries................................................... 18
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                          AGREEMENT AND PLAN OF MERGER

        Agreement and Plan of Merger (hereinafter called the "Agreement"), dated as of August 28, 1996, by and among MAGICWORKS ENTERTAINMENT INCORPORATED, a Delaware corporation ("Parent"), MT ACQUISITION SUB, INC., a Florida corporation and wholly-owned subsidiary of Parent ("Merger Sub"), MOVIETIME ENTERTAINMENT, INC., a Florida corporation (the "Company") (the Company and Merger Sub are hereinafter collectively referred to as the "Constituent Corporations"), Brad Krassner ("Krassner"), Michael J. Brown ("Brown"), Mitchell Fullerton ("Fullerton"), Brad Leigh Benjamin ("Benjamin") and Steven Simon ("Simon" and together with Krassner, Brown, Benjamin and Fullerton, the "Original Shareholders") and the other shareholders of the Company who are signatories hereto (together with the Original Shareholders, the "Shareholders").


                                    RECITALS

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it desirable and in the best interests of their respective corporations and shareholders that Merger Sub merge with and into the Company in a statutory merger in accordance with the laws of the State of Florida; and

        WHEREAS, the parties desire that the merger provided for herein shall qualify as a tax-free reorganization within the meaning of Section the Internal Revenue Code of 1986, as amended; and

        WHEREAS, Parent, Merger Sub, the Company and the Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the merger provided for herein;

        NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

        1.1    MERGER AND SURVIVING CORPORATION.

               (a) Subject to the terms and conditions of this Agreement and pursuant to the applicable laws of the State of Florida, at the Effective Time (as defined in Section 1.3 herein), Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and


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shall continue to be governed by the laws of the State of Florida under the name
"MovieTime Entertainment, Inc." and the separate corporate existence of the Company with all its rights, privileges, immunities and franchises shall continue unaffected by the Merger.

        1.2 CLOSING. Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place at (i) the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida, at 10:00 A.M., on August 28, 1996, or (ii) at such other time and date (not later than August 31, 1996) as the parties hereto shall by written instrument designate. Such time and date are herein referred to as the "Closing Date."

        1.3 EFFECTIVE TIME. At or prior to the Closing Date, Merger Sub and the Company will cause Articles of Merger in the form attached hereto as Exhibit A (the "Articles of Merger") to be executed and filed with the Department of State for the State of Florida (the "Department of State"). The Merger shall become effective on the date specified in the Articles of Merger as the effective date of the Merger, and such time, which shall not be earlier than immediately following the Closing Date, is hereinafter referred to as the "Effective Time."

        1.4 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or any other actions or things are necessary or desirable to vest, perfect, confirm, record or otherwise in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title, and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the terms and provisions of this Agreement.


                                   ARTICLE II

                      ARTICLES OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

        2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with their terms and the Florida Business Corporation Act ("FBCA").

        2.2 The By-laws. The By-laws of the Company shall be the By-laws of the Surviving Corporation, until duly amended in accordance with their terms and the FBCA.

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                                   ARTICLE III

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

        3.1 OFFICERS AND DIRECTORS. The persons listed on Exhibit B hereto shall hold the directorships and offices of the Surviving Corporation set forth beside their names on such exhibit, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation and removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.


                                   ARTICLE IV

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

        4.1    CONVERSION OR CANCELLATION OF SHARES.

               (a) At the Effective Time, each and every share of common stock, par value $1.00 per share (the "Company Common Stock"), of the Company held by the Shareholders which is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from Parent and Merger Sub the Per Share Conversion Amount (as hereinafter defined). All of the shares of the Company Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of the Company Common Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive, after the surrender of such certificate, the Per Share Conversion Amount for each such share in accordance with Section 4.2.

               (b) At the Effective Time, each share of the Company Common Stock issued and held in the Company's treasury, if any, at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

               (c) At the Effective Time, each share of common stock, par value $1.00 per share ("Merger Sub Common Stock"), of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holder of such shares, be converted into and thereafter represent one validly issued, fully paid and non-assessable share of the common stock, par value $1.00 per share (collectively, the "Surviving Shares"), of the Surviving Corporation.

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        4.2    SHARES OF THE CONSTITUENT AND SURVIVING CORPORATIONS. At the
Effective Time of the Merger, upon surrender of the certificate or certificates representing shares of Company Common Stock to Merger Sub (or its designated agent) for cancellation, each share of Company Common Stock will be converted into the right to receive from the Parent (the "Per Share Conversion Amount") a certificate or certificates representing 2,962.96 shares of common stock, par value $.001 per share (the "Parent Common Stock"), of Parent rounded to the nearest whole number. At the Effective Time of the Merger, upon surrender of the certificate or certificates representing shares of Company Common Stock to Merger Sub (or its designated agent) for cancellation, each Shareholder (or its designee) shall be entitled to receive, in accordance with the immediately preceding sentence, the number of shares of Parent Common Stock set forth opposite such Shareholder's name on Exhibit C hereto under the heading "Number of Shares of Parent Common Stock to be Received." No fractional shares of Parent Common Stock will be issued. Merger Sub acknowledges that it (or its designee) has received from each of the Shareholders a certificate or certificates registered in such Shareholder's name representing the number of shares of Company Common Stock set forth opposite such Shareholder's name on Exhibit C hereto under the heading "Number of Shares of Company Common Stock Owned of Record."


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

        5.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE ORIGINAL SHAREHOLDERS. The Company and each of the Original Shareholders hereby jointly and severally represent and warrant to Parent and Merger Sub as follows:

               (a) EXISTENCE AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has the power to own its properties and to carry on its business as it has been and is now being conducted.

               (b) AUTHORITY. The Company has the requisite corporate power and authority and has taken all corporate and shareholder action necessary in order to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

               (c) CAPITAL STOCK. The Company has an authorized capitalization consisting of 500 shares of Company Common Stock, of which 405 shares are issued and outstanding and no shares are held in the Company's treasury. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. To the knowledge of the Original Shareholders, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement.

               (d) COMPLIANCE. The execution and delivery of this Agreement by the Company, do not, and the consummation of the transactions contemplated hereby does not and will not, constitute or result in (i) a breach or violation of, or a default under, the Articles of Incorporation or By-laws of the Company, or (ii) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to any provision of any agreement, lease, contract, note, mortgage, lien, arrangement or other obligation of the Company, or any law, rule, ordinance or regulation or judgment, decree, order, award, governmental or nongovernmental permit, or license, or any other restriction of any kind or character to which the Company is subject. The consummation by the Company of the transactions contemplated hereby will not require the consent or approval of any person, except for the required consents and approvals set forth in Schedule 5.1(d), all of which shall be obtained prior to the Closing Date.

               (e) FINANCIAL INFORMATION. The financial information with respect to the Company set forth on page 23 of Parent's Confidential Private Placement Memorandum dated June 6, 1996 (the "Memorandum") fairly sets forth the financial condition of the Company for the periods indicated in all material respects.

               (f) ABSENCE OF EVENTS, DEFAULTS AND AGREEMENTS. (a) Except as set forth in Schedule 5.1 (f) hereto and for the transactions contemplated by this Agreement, since March 31, 1996, there has not been:

                      (i) any damage, destruction, or loss to any asset or
               property of the Company, whether or not covered by insurance, that would be reasonably likely to have a material adverse effect on the Company's business, financial condition or prospects;

                      (ii) any sale, lease, or other disposition of any material asset of the Company;

                      (iii) any cancellation or waiver of any claims or rights of the Company other than in the ordinary course;

                      (iv) any transaction or other business conducted by the Company other than in the ordinary course;

                      (v) any agreement, arrangement or understanding made, whether or not in writing, to do any of the foregoing by the Company.

                      (vi) any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate;

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                      (vii) any payment, discharge or other satisfaction of any
               claim, liability or obligation, except in the ordinary course of business and consistent with past practice; or

                      (viii) any dividend, payment or other distribution of
               cash, assets or property declared or made with respect to any class of shares of the Company's capital stock.

               (g) GUARANTIES. The Company has not guaranteed the obligations (whether individually, jointly, severally or otherwise) of any other person or entity, except for negotiable instruments endorsed for collection or deposit in the ordinary course of the Company's business.

               (h) TITLE TO ASSETS, ENCUMBRANCES, ETC. (a) The Company does not own any real property. All leases of real property to which the Company is a party, and all amendments and modifications thereto, are in full force and effect and constitute the binding obligations of the parties thereto. The Company has good title to the tangible properties and assets owned by it, each of which are free and clear of liens or encumbrances of any kind.

               (i) SALES CONTRACTS AND OTHER AGREEMENTS. Schedule 5.1(i) hereto contains (A) a complete and accurate list of each written contract or commitment for the sale or furnishing of materials, products or services by the Company that involve payments in excess of $5,000 and are not terminable immediately upon notice without expense or further liability; (B) a complete and accurate list of all written contracts or arrangements pursuant to which any person (other than an employee of the Company) may promote, offer or sell any product or service of the Company; and (C) a complete and accurate list of each additional written contract or arrangement of the Company (i) pursuant to which the Company's monetary obligations thereunder exceed $5,000, and (ii) that is not subject to cancellation by the Company immediately upon notice without penalty or increased cost. Except as set forth on Schedule 5.1(i), each of the aforesaid contracts and agreements is in full force and effect and constitutes the valid and binding obligation of the parties thereto. To the knowledge of the Company and the Original Shareholders, there are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Company under current or completed contracts, agreements, or commitments with any person or entity having the contractual or statutory right to demand or require such renegotiation, and no such person has made written demand for such renegotiation.

        5.2 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each of the Shareholders hereby represents and warrants, severally and not jointly, to Parent and Merger Sub as follows:

               (a) OWNERSHIP OF STOCK; AUTHORIZATION. Such Shareholder is the lawful owner of the number of shares of the Company Common Stock listed opposite the name of such Shareholder in Exhibit C hereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. Such Shareholder has full legal right, power and authority to enter into and perform this Agreement. This Agreement is a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms.

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               (b) COMPLIANCE. The execution and delivery of this Agreement by such Shareholder, does not, and the consummation of the transactions contemplated hereby does not and will not, constitute or result in a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to any provision of any agreement, lease, contract, note, mortgage, lien, arrangement or other obligation of such Shareholder, or any law, rule, ordinance or regulation or judgment, decree, order, award, governmental or nongovernmental permit, or license, or any other restriction of any kind or character to which such Shareholder is subject. The consummation by such Shareholder of the transactions contemplated hereby will not require the consent or approval of any person.

               (c)    INVESTMENT.

                      (i) Such Shareholder acknowledges that he or she has received and reviewed the Memorandum.

                      (ii) Such Shareholder understands that the Parent Common Stock to be issued and delivered in accordance with Section 4.2 hereof shall be issued and delivered pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"); that for such purpose Parent will rely upon the representations, warranties, covenants and agreements contained herein; and that such exemption may not be available unless such representations and warranties are correct and such covenants and agreements performed.

                      (iii) Such Shareholder understands that Parent is under no obligation to effect a registration under the Securities Act of the Parent Common Stock to be issued in accordance with this Agreement.

                      (iv) Such Shareholder understands that, under existing rules of the Securities and Exchange Commission (the "SEC"), there are substantial restrictions on the transferability of the Parent Common Stock; such securities will not be, and such Shareholder will have no rights to require that such securities be, registered under the Securities Act; such securities may be transferred only if registered under the Securities Act or if an exemption from such registration is available; such Shareholder may not be able to avail himself or herself, as the case may be, of the provisions of Rule 144 promulgated by the SEC under the Securities Act with respect to the transfer of such securities; and, accordingly, such Shareholder may have to hold such securities issued to it pursuant to this Agreement indefinitely.

                      (v) Such Shareholder is able to evaluate the risks inherent in the acquisition of securities such as the Parent Common Stock and such Shareholder's financial position is such that such Shareholder can afford to retain such securities for an indefinite period of time without realizing any direct or indirect cash return on such Shareholder's investment.

                      (vi) Such Shareholder is acquiring or will acquire the Parent Common Stock for his or her own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

                      (vii) Such Shareholder understands that the certificates evidencing the Parent Common Stock will bear a restrictive legend substantially as follows:

               "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered, sold, pledged, hypothecated, assigned, transferred or otherwise disposed of unless they have been registered under the Act and any applicable securities laws or the issuer receives an opinion of counsel reasonably acceptable to it stating that the proposed disposition is exempt from the registration requirements of the Act and any applicable securities laws."

        5.3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub jointly and severally represent and warrant to the Company and the Shareholders as follows:

               (a) EXISTENCE AND GOOD STANDING OF MERGER SUB; POWER AND AUTHORITY. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Merger Sub has the corporate power and authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required corporate action on the part of Merger Sub. This Agreement is a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms.

               (b) EXISTENCE AND GOOD STANDING OF PARENT; POWER AND AUTHORITY; COMMON STOCK. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Parent has the corporate power and authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required corporate action of Parent. This Agreement is a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. Parent has only one class of common stock outstanding.

               (c) COMPLIANCE. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby does not and will not, constitute or result in (i) a breach or violation of, or a default under, the Articles of Incorporation or By-laws of Parent or Merger Sub, or (ii) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to any provision of any agreement, lease, contract, note, mortgage, lien, arrangement or other obligation of Parent or Merger Sub, or any law, rule, ordinance or regulation or judgment, decree, order, award, governmental or nongovernmental permit, or license, or any other restriction of any kind or character to which Parent or Merger Sub is subject. The consummation by Parent and Merger Sub of the transactions contemplated hereby will not require the consent or approval of any person, except for the required consents and approvals set forth in Schedule 5.3(c), all of which shall be obtained prior to the Closing Date.

               (d) MEMORANDUM. As of the Closing Date, the Memorandum will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE VI

                                   CONDITIONS

        6.1 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The respective obligations of the Parent and Merger Sub are subject to the fulfillment of each of the following conditions, any of which may be waived jointly in writing in whole or in part by Parent and Merger Sub:

               (a) GOOD STANDING AND OTHER CERTIFICATES. The Company shall have delivered to Parent and Merger Sub (i) copies of the Company's charter, including all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, and
(ii) a certificate from the Secretary of State or other appropriate official of its jurisdiction of incorporation to the effect that the Company is in good standing.

               (b) TRUTH OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company and the Shareholders contained in this Agreement or in any Schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

               (c) PERFORMANCE OF AGREEMENTS. All of the agreements of the Company and/or the Shareholders to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

               (d) NO LITIGATION THREATENED. No action or proceedings shall have been instituted or, to the best knowledge, information and belief of the Company and the Shareholders, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

               (e) ASSIGNMENT OF CERTAIN AGREEMENTS. The Shareholders shall have caused all contracts, if any, between Phoenix Creative, Inc. and any third party relating to the business, products or services of the Company, including without limitation its MovieTime service, to be validly assigned to the Company, and shall have received all necessary third party consents to such assignment.

               (f) TERMINATION OF SHAREHOLDERS AGREEMENT. The Shareholders Agreement dated as of August, 1995 among the Company and the Shareholders shall have been terminated and Parent and Merger Sub shall have received evidence in writing of such termination.

               (g) GENERAL RELEASES. Each of the Shareholders and David Brown shall have executed and delivered to the Company a mutual general release in the form attached hereto as Exhibit D (the "Release").

               (h) PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to the Parent and Merger Sub and their counsel and the Parent and Merger Sub shall have received copies of all such documents and other evidence as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                (i) ARTICLES OF MERGER. The Articles of Merger shall have been executed and filed by the Company and Merger Sub with the Department of State.

        6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS. The respective obligations of the Company and the Shareholders are subject to the fulfillment of each of the following conditions, any of which may be waived jointly in writing in whole or in part by the Company and the Shareholders:

               (a) GOOD STANDING CERTIFICATES. The Parent and Merger Sub shall have delivered to the Company and the Shareholders (i) a copy of the Articles of Incorporation of the Parent, including all amendments thereto, certified by the Secretary of State of the State of Delaware, (ii) a copy of the Articles of Incorporation of Merger Sub, including all amendments thereto, certified by the Secretary of State of the State of Florida, (iii) a certificate from the Secretary of State of the State of Delaware, to the effect that the Parent is in good standing in such State, and (iv) a certificate from the Secretary of State of the State of Florida, to the effect that Merger Sub is in good standing in such state.

               (b) TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

               (c) PERFORMANCE OF AGREEMENTS. All of the agreements of the Parent and Merger Sub to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

               (d) PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and the Shareholders and their counsel and the Company and the Shareholders shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

               (e) GENERAL RELEASES. The Company shall have executed and delivered to each of the Shareholders and David Brown the Release. Each Shareholder shall have executed and delivered to each of the other Shareholders and the Company the Release.

               (f) PARENT GUARANTEE. Parent shall have executed and delivered a guarantee of the obligations of the Company under the employment agreements between the Company and each of Mitchell Fullerton and Brad Leigh Benjamin in the form attached hereto as Exhibit E.

               (g) PAYMENT OF ADVANCES. Parent shall have repaid the advance by Steven Simon to the Company in the amount of $25,000.

               (h) PAYMENT OF CERTAIN EXPENSES. Parent shall have reimbursed certain expenses incurred by Michael Brown in the amount of $1,577.

               (i) ARTICLES OF MERGER. The Articles of Merger shall have been executed and filed by the Company and Merger Sub with the Department of State.


                                   ARTICLE VII

                     CONDUCT OF BUSINESS; EXCLUSIVE DEALING;
                      NON-COMPETITION AND NON-INTERFERENCE

        7.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement to the Closing Date, the Original Shareholders shall cause the Company to conduct its operations only according to its ordinary and usual course of business and to use their best efforts to preserve intact the Company's business organization, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with the Company. Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be first approved by the Parent and Merger Sub or as is otherwise permitted or required by this Agreement, the Original Shareholders will cause
(a) the Company's Articles of Incorporation and By-Laws to be maintained as they exist on the date of this Agreement, (b) the Company to refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that may have been accrued on or prior to the date hereof, and (c) the Company to refrain from entering into any contract or commitment except contracts or commitments in the ordinary course of business. The Shareholders agree not to take any action, or omit to take any action, which would cause the representations and warranties contained in Article V hereof to be untrue or incorrect.

        7.2 EXCLUSIVE DEALING. During the period from the date of this Agreement to the Closing Date, the Shareholders shall not, and shall cause the Company to refrain from taking any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, other than Parent and/or Merger Sub, concerning any merger, purchase of the Company Common Stock or any sale of substantial assets or similar transactions involving the Company.


                                  ARTICLE VIII

                 SURVIVAL OF REPRESENTATIONS; INDEMNITY; SET-OFF

        8.1 SURVIVAL OF REPRESENTATIONS. The respective representations and warranties of the Company, the Shareholders, the Parent and Merger Sub contained in this Agreement or in any Schedule attached hereto shall survive the Merger contemplated hereby; provided, that the representations and warranties of the Original Shareholders contained in Section 5.1 hereof shall survive the Merger only until April 30, 1997.

        8.2    INDEMNIFICATION.

               (a) Subject to the provisions of Section 8.1 hereof, the Shareholders, jointly and severally, shall indemnify and hold the Surviving Corporation, Parent and Merger Sub and their respective officers, directors, agents, successors and assigns harmless from damages, losses or expenses (including, without limitation, reasonable counsel fees and expenses under the circumstances) in the aggregate, suffered or paid, directly or indirectly, through application of the Surviving Corporation's, the Parent's or the Merger Sub's assets, as a result of or arising out of the failure of any representation or warranty made by the Company and/or the Shareholders in this Agreement or in any Schedule attached hereto to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. Notwithstanding the foregoing, the Company's and the Shareholders' indemnification obligations to the Surviving Corporation, the Parent and/or the Merger Sub shall not exceed the total aggregate consideration received or to be received by the Shareholders with each Shareholder responsible for up to the total aggregate consideration to be received by such Shareholder (the "Shareholders Indemnification Cap") pursuant to Section 4.2 hereof; provided, however, if a court of competent jurisdiction determines that the damages, losses or expenses suffered or paid, directly or indirectly, by the Surviving Corporation, the Parent or Merger Sub, were the result of, or arose out of, actual fraud on the part of the Company or the Shareholders, the Shareholders Indemnification Cap shall be inapplicable and shall in no way limit the Shareholders' indemnification obligations to the Surviving Company, the Parent and/or Merger Sub; provided further, however, that if a court of competent jurisdiction determines that the damages, losses or expenses suffered or paid, directly or indirectly, by the Surviving Corporation, the Parent or Merger Sub, were the result of, or arose out of, actual fraud on the part of a Shareholder or Shareholders, the other Shareholders shall not be liable as to those damages, losses and expenses. For the purposes of calculating the Shareholders Indemnification Cap, shares of Parent Common Stock issued to the Shareholders pursuant to this Agreement which have not been sold by the Shareholders, shall be valued at their bid price at the time of calculation with the Shares or rights to receive same, as the case may be, forfeited in appropriate amounts; such shares of Parent Common Stock that have been sold shall be valued at the price received by the Shareholders therefor.

               (b) The Parent and Merger Sub shall indemnify and hold the Shareholders harmless from damages, losses or expenses (including, without limitation, reasonable counsel fees and expenses under the circumstances), in the aggregate, suffered or paid, directly or indirectly, by the Shareholders as a result of or arising out of the failure of any representation or warranty made by the Parent and/or Merger Sub in this Agreement to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. Notwithstanding the foregoing, the Parent's and Merger Sub's indemnification obligations to the Shareholders shall not exceed the total aggregate consideration paid by Parent and Merger Sub pursuant to Section 4.2 hereof (the "Parent Indemnification Cap"); provided, however, if a court of competent jurisdiction determines that the damages, losses or expenses suffered or paid, directly or indirectly, by the Company and the Shareholders were the result of, or arose out of, actual fraud on the part of the Parent and Merger Sub, the Parent Indemnification Cap shall not be applicable.

               (c) Each indemnifying party or parties hereto will indemnify and hold harmless the indemnified party or parties hereto from, against and in respect of any and all actions, suits, proceedings, demands, assessments, judgments, costs (including attorneys' fees) and legal and other expenses incident to any of the foregoing or to the enforcement of this Article VIII.

               (d) The obligations to indemnify and hold harmless pursuant to this Section 8.2 shall survive the consummation of the transactions contemplated by this Agreement.

               (e) Notwithstanding anything else contained herein, in no event shall any Original Shareholder be obligated to indemnify the Surviving Corporation, the Parent or Merger Sub under this Section 8.2 for breach of any representation or warranty contained in Section 5.1 hereof that is made to the knowledge of the Shareholders, unless such Original Shareholder had actual knowledge that such representation or warranty was untrue or inaccurate at the time that it was made.

        8.3 Method of Asserting Claims. All claims for indemnification under this Article VIII shall be asserted and resolved as follows:

               (a) The party entitled to be indemnified hereunder (the "Indemnified Party") shall give the party obligated to provide the indemnity (the "Indemnifying Party") prompt notice of any claim or demand asserted or sought to be collected by a third party (the "Claim Notice"); provided, that the failure to give such Claim Notice shall not affect the liability of the Indemnifying Party under this Agreement unless the failure materially and adversely affects the ability of the Indemnifying Party to defend such third party claim or would result in substantial, otherwise unnecessary fees or costs or would otherwise materially prejudice the Indemnifying Party. If the Indemnifying Party promptly acknowledges in writing its obligation to indemnify in accordance with the terms and subject to the limitations of such party's obligation to indemnify contained in this Agreement with respect to that claim, the Indemnifying Party shall have a reasonable time to assume the defense of the third party claim at its expense and with counsel of its choosing, which counsel shall be reasonably satisfactory to the Indemnified Party. Any Claim Notice shall identify, to the extent known to the Indemnified Party, the basis for such claim, the facts giving rise to such claim, and the estimated amount of such claim (which estimate shall not be conclusive of the final amount of such claim or demand) and shall provide, to the extent reasonably available, a copy of any pleading or process it has received in the matter. The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession.

               (b) If the Indemnifying Party, within a reasonable time after receipt of such Claim Notice, fails to assume the defense in accordance with
Section 8.3(a), the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such third party claim, at the expense and for the account and risk of the Indemnifying Party.

               (c) Anything in this Section 8.3 to the contrary notwithstanding,
(i) the Indemnifying Party shall not without the written consent of the Indemnified Party, settle or compromise any third party claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party an unconditional release from all liability in respect of such third party claim;
(ii) if any such third party claim or demand involves an issue or matter which the Indemnified Party believes could have a materially adverse effect on the Indemnified Party's business, operations, assets, properties or prospects of its business, the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand, provided that the reasonable costs and expenses thereof shall not be included as part of the indemnification obligations of the Indemnifying Party hereunder, and (iii) the Indemnified Party shall have the right to employ its own counsel to defend any claim at the Indemnifying Party's expense if (x) the employment of such counsel by the Indemnified Party has been authorized by the Indemnifying Party, or (y) counsel selected by the Indemnifying Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action or (z) the Indemnifying Party shall not have employed counsel to assume the defense of such claim in accordance with Section 8.3(a)

               (d) In the event that the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within a reasonable period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

               (e) Nothing herein shall be deemed to prevent any Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand will be made.

        8.4    PAYMENT.

               (a) In the event that any party is required to make any payment under this Article VIII, such party shall promptly pay the Indemnified Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article VIII, the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article VIII and the portion, if any, theretofore paid shall bear interest as provided in Section 8.4(b). Upon the payment in full of any claim, either by set-off or otherwise, the party or entity making payment shall be subrogated to the rights of the Indemnified Party against any person, firm, corporation or other entity with respect to the subject matter of such claim.

               (b) If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnifying Party shall pay the Indemnified Party interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be the lowest rate of interest generally charged from time to time by Citibank, N.A. and publicly announced by such bank as its so-called "prime rate."


                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

        9.1 EXPENSES. Each of the parties hereto shall be responsible and shall pay for all of its own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and financial advisors.

        9.2 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Florida applicable to agreements executed and to be performed solely within such state.

        9.3 JURISDICTION; AGENTS FOR SERVICE OF PROCESS. Any judicial proceeding brought against any of the parties to this Agreement with respect to any dispute arising out of this Agreement or any matter related hereto may be brought only in the courts of the State of Florida, or in the United States District Court for the Southern District of Florida, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, waives any claim that any such forum is inconvenient and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

        9.4 CAPTIONS. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

        9.5 PUBLICITY. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters comprising the subject matter hereof, without obtaining the prior approval of Parent and the Company to the contents and the manner of presentation and publication thereof.

        9.6 NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person or sent by telex, telecopy or by registered or certified mail, postage prepaid, addressed as follows: if to the Parent and/or Merger Sub, addressed to Parent or Merger Sub, as the case may be, c/o Magicworks Entertainment Incorporated, 930 Washington Avenue, Miami Beach, Florida 33139, Attention: President, with a copy to its counsel, Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida 33131, Attention: Gary Epstein, Esq.; if to the Company and/or to any Shareholder, to such Shareholder at the address set forth in Exhibit B, with a copy to the person listed under the heading "Notice Copy" on Exhibit B hereto, or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopier or telex or mailed.

        9.7 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

        9.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

        9.9 ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

        9.10 AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by Parent, Merger Sub, the Company and the Shareholders. Any provision of this Agreement can be waived, amended, supplemented or modified by agreement of Parent, Merger Sub, the Company and the Shareholders.

        9.11 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

        9.12 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

        IN WITNESS WHEREOF, each of the Parent, the Merger Sub and the Company has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, and each of the Shareholders has executed this Agreement, all as of the day and year first above written.


                                                MAGICWORKS ENTERTAINMENT
                                                INCORPORATED


                                                By /s/ BRAD KRASSNER
                                                  ------------------------------
                                                Name: Brad Krassner
                                                Title: Chairman


                                                MT ACQUISITION SUB, INC.


                                                By: /s/ BRAD KRASSNER
                                                  ------------------------------
                                                Name: Brad Krassner
                                                Title: Chairman


                                                MOVIETIME ENTERTAINMENT, INC.


                                                By: /s/ BRAD KRASSNER
                                                  ------------------------------
                                                Name: Brad Krassner
                                                Title: Chairman


                                                THE SHAREHOLDERS:

                                                /s/ BRAD KRASSNER
                                                --------------------------------
                                                Brad Krassner

                                                /s/ MICHAEL J. BROWN
                                                --------------------------------
                                                Michael J. Brown

                                                /s/ MITCHELL FULLERTON
                                                --------------------------------
                                                Mitchell Fullerton

                                                /s/ BRAD LEIGH BENJAMIN
                                                --------------------------------
                                                Brad Leigh Benjamin

                                                /s/ STEVEN SIMON
                                                --------------------------------
                                                Steven Simon

                                                /s/ JOE MARSH
                                                --------------------------------
                                                Joe Marsh

                                                /s/ GLENN BECHDEL
                                                --------------------------------
                                                Glenn Bechdel

                                                /s/ LEE MARSHALL
                                                --------------------------------
                                                Lee Marshall




                                       -19

                                                                   EXHIBIT B


                 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION
                 -----------------------------------------------




DIRECTORS:
- ---------

Brad Leigh Benjamin
Mitchell Fullerton
Brad L. Krassner
Joe Marsh
Glen Bechdel
Lee Marshall


OFFICERS:
- --------

Brad L. Krassner  -  Chairman and Chief Executive Officer
Mitchell Fullerton  -  President
Brad Leigh Benjamin  -  Chief Operating Officer
Steven Chaby  -  Secretary and Treasurer

                                                                    EXHIBIT C


                                  SHAREHOLDERS




                                   NUMBER OF SHARES            NUMBER OF SHARES
                                      OF COMPANY               OF PARENT COMMON
                                     COMMON STOCK                STOCK TO BE
    NAME AND ADDRESS                OWNED OF RECORD                RECEIVED                  NOTICE COPY
- --------------------------      -----------------------     ----------------------      ----------------------

Brad L. Krassner                         126.0000                     373,333             Greenberg Traurig
2040 N. Bay Road
Miami Beach, FL  33140

Michael J. Brown                          45.0000                     133,333                David Brown
216 E. 95th Street
New York, NY  10128

Mitchell Fullerton                        81.0000                     240,000                David Brown
3410 B. 21st Court
Olympia, WA  98501

Brad Leigh Benjamin                       81.0000                     240,000                David Brown
3410 B. 21st Court
Olympia, WA  98501

Steven Simon                              18.0000                      53,333                David Brown
Autolend
930 Washington Ave.
Miami Beach, FL  33139

Joe Marsh                                 27.2792                      80,827             Greenberg Traurig
2040 N. Bay Road
Miami Beach, FL  33140

Glenn Bechdel                             10.7680                      31,905             Greenberg Traurig
1117 Floridian Court
Cape Coral, FL  33904

Lee Marshall                              15.9528                      47,268             Greenberg Traurig
C/O Magic Promotions
199 E. Garfield Road
Aurora, OH  44202
                                                            ----------------------

                                                                    1,199,999

                                                                SCHEDULE 5.1(d)


                             CONSENTS AND APPROVALS
                             ----------------------



        None.

                                                                 SCHEDULE 5.1(f)



                          CHANGES SINCE MARCH 31, 1996
                          -----------------------------


Letter Agreement dated May 29, 1996 among Brad Krassner, for himself, and for Diamond Bullet Corporation and for the corporate parent of the other "Consolidated Entertainment companies referred to therein, David Brown, Michael
J. Brown, Mitchell Fullerton, Brad Leigh Benjamin, Steven Simon and Phoenix Creative, Inc.